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Exhibit 4.25

        [LETTERHEAD]

BY E-MAIL

1 June 2003

Mr. Mark Opzoomer
51 Bradbourne Street
London
SW6 3TF

Dear Mark:

Re: Autonomy Board of Directors

I am pleased to confirm the terms of your appointment as a non-executive Director of Autonomy Corporation plc (the "Company"). The Board was extremely impressed with your business and finance experience, and look forward to the expertise and diversity of opinions you will bring to the Board.

1.
Duties.    You shall be expected to attend meetings of the Board, as well as General Meetings of the shareholders upon request. We expect that you shall be required to serve on the Audit Committee of the Board. In addition, you shall exercise such functions as are consistent with your appointment and which are delegated to you from time to time by the Board.

2.
Company Information.    You shall be supplied with all information (including financial information) which you may reasonably require in order to carry out your duties, and such information shall be provided sufficiently in advance to enable you to give it proper consideration prior to any decision which may have to be made with respect to such information.

3.
Fees.    Your Directors' fees shall be US$25,000 per annum which shall accrue from day to day and shall be payable in equal quarterly installments in arrears and shall be subject to all deductions as are required by law. Those fees shall be reviewed by the Remuneration Committee of the Board at its discretion. You shall not be eligible for any other benefits except as specified herein.

4.
Expenses.    You shall be reimbursed for all reasonable out of pocket expenses (including, if necessary, the cost of air fares and hotel accommodations in respect of your attendance at Board or General meetings of the shareholders of the Company) properly incurred by you on Company business. Claims for reimbursement shall be paid within 30 days of submission to the Board and shou1d be accompanied by evidence of such expenditures in accordance with Company policy.

5.
Liability Insurance.    The Company maintains Directors' and Officers' Liability Insurance which would cover you as a Director of the company.

6.
Confidentiality Obligation.    You agree to the Company's standard confidentiality obligations during your appointment, attached hereto as Appendix A.

7.
Code of Conduct.    During your appointment you shall comply, and shall procure, so far as you are able, that your spouse and infant children (if any) or any trust in which you or your wife may be concerned or interested as trustee or beneficiary, comply with any code of conduct relating to securities transactions by directors and specified employees adopted by the Company from time to time.

8.
Articles.    Your appointment is subject to the Articles of Association or the Company. When that appointment ends and for whatever reason, it is agreed that you shall not be entitled to any further compensation and you agree to resign from your office as a Director. Should you fail to do so, you agree that the Board can appoint someone in your name and on your behalf to sign any applicable documents and to take such other steps as may be necessary to give effect to your resignation.

9.
Termination by Company.    The Company may terminate your appointment without notice:

(a)
if you commit any serious or repeated breach of your obligations or are guilty of any serious default or misconduct in connection with the Autonomy Group's business or of conduct which adversely affects the reputation or standing of the Autonomy Group or you;

(b)
if you resign as a Director of the Company for any reason or are prohibited by law from holding office as a Director; or

(c)
if you are unable to perform your duties by reason of ill health for a period in excess of 90 days (whether or not consecutive) in any period of 52 consecutive weeks.

10.
Termination for Convenience.    Either party may terminate your appointment by giving the other not less than three months' prior written notice.

11.
Representation.    You represent to the Company that your appointment as Director of the company (and the performance of your duties in accordance with such appointment) shall not violate any existing or future agreements you may have with any other person or entity.

12.
Certain Definitions.    In this letter "Autonomy Group" shall mean the Company and any company which is a subsidiary of the Company or any company which is the ultimate holding company of the Company, where "holding company" and "subsidiary" have the meanings ascribed to them by Section 736 of the Companies Act of 1985.

13.
Miscellaneous.    This agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, between you and the Autonomy Group, and constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matter of this agreement. This agreement cannot be changed unless in writing, signed by you and a duly authorized Director of the Company. If any term of this agreement is held to be invalid, void or unenforceable, such void or unenforceable portion(s) shall be limited or excluded from this agreement to the minimum extent required so that this agreement shall remain in full force and effect and in accordance with its terms; and, the parties shall use their best efforts to find an alternative way to achieve the same result. This agreement shall be governed by the laws and statutes of England and Wales and you agree to submit to the jurisdiction thereof with respect to any claim or action arising under or out of this agreement or the subject matter hereof.

If you agree to the terms set forth herein, kindly countersign both copies of this letter to confirm the basis of your appointment with the Company and return one copy to the Company at the address set forth on the first page hereof.

Yours sincerely,

/s/ Michael Lynch

Michael Lynch
Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Mark Opzoomer

MARK OPZOOMER

Date:

2

APPENDIX A

CONFIDENTIALITY OBLIGATIONS

(a)
You agree that during your employment and at any time thereafter, you will not without the prior written authorisation of the Company make use of or disclose directly or indirectly to any third party or parties or make use of any of the trade secrets or other any confidential information of the Company or any other information concerning the business of the Company, which you may have received or obtained in confidence while in the service of the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure or any such trade secrets or confidential information.

(b)
You also agree that you will not use (save as in the proper course of your employment or as required by law) any information or knowledge which you acquire in relation to the businesses of the Company or its customers for your own or other purposes except where such information or knowledge is or becomes in the public domain other than through your own breach of confidentiality or is ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law. Nothing in this clause will prevent you making a "protected disclosure" within the meaning of the Public Interest Disclosure Act 1998.

(c)
For the purposes of this Agreement confidential information shall include, but shall not be limited to the Company's marketing and business plans and budgets and other confidential financial data such as management accounts and bank details; details of salaries, bonuses, commissions and other employment terms applicable within the Company; the names and addresses of customers and potential customers with whom the Company is in negotiations to supply its services, including customer lists in whatever medium this information is stored and details of contacts at those customers; the terms and rates on which the Company trades with its customers and suppliers; and information which the Company is bound by an obligation of confidence owed to a third party.

(d)
You further agree that all data, drawings, specifications or other documents, notes or media supplied to you by the Company, or prepared by you in the course of your employment and all rights therein, belong to the Company and will be returned promptly on request or on termination of your employment, together with all copies of such data, drawings, specifications, other documents, notes or media that you may have in your possession.

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  Exhibit 4.25